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                                                                   EXHIBIT 10.12

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                          OFFICE OF THRIFT SUPERVISION
                        U.S. DEPARTMENT OF THE TREASURY


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                                     :
In the Matter of:                               ORDER NO. SF-97-019
                                     :
FIRST BANK OF BEVERLY HILLS, FSB,               Dated:  October 28, 1997
Beverly Hills, California.           :
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                           ORDER TO CEASE  AND DESIST

     WHEREAS, First Bank of Beverly Hills, FSB, Beverly Hills, California ("First Bank" or "the Institution") , OTS Docket No. 8014, by and through its Board of Directors ("the Board") , has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist ("Stipulation"); and

     WHEREAS, First Bank, in the Stipulation, has consented and agreed to the issuance of this order to Cease and Desist ("Order") pursuant to Section 8(b) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. (S) 1818(b); and

     WHEREAS, the Director of the Office of Thrift Supervision ("OTS") has delegated to the Regional Directors of the OTS the authority to issue an Order to Cease and Desist on behalf of the OTS where the institution has consented to the issuance of the Order.

     NOW, THEREFORE, IT IS ORDERED that:
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                                  1.  CAPITAL

     A. The Institution shall at all times during the pendency of this Order maintain core capital of not less than $11,872,000, as measured at the end of each calendar quarter, except as provided in (P)1 (C).

     B. The Institution shall at all times during the pendency of this Order maintain total risk-based capital of not less than $13,170,000, as measured at the end of each calendar quarter, except as provided in (P) 1(C).

     C. In the event that the Institution's capital falls below the levels required hereunder as a result of any OTS determination that adversely affects the Institution's financial condition (other than a determination generally applicable to the thrift industry), the Institution shall have forty five (45) days from the date of such determination to infuse sufficient capital to meet the capital level required hereunder. The Institution shall provide satisfactory evidence of such infusion to the OTS within five (5) days after the infusion is complete.

                              2.  ASSET PURCHASES

     A. Without the prior written approval of the OTS, the Institution shall not purchase any loans or Real Estate Owned ("REO") until the acquisition and servicing deficiencies identified in the OTS Report of Examination dated March 3, 1997 are corrected to the satisfaction of the OTS. Within ninety (90) days of the date of this Order, the Board shall certify in writing to the OTS that such acquisition and servicing deficiencies have been corrected. The Board certification shall include an analysis and narrative discussion of how the deficiencies were corrected and the internal

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controls initiated to prevent recurrence of such deficiencies. If the OTS has not objected to (or extended the time for review) the corrective actions within fifteen (15) days of receipt of the above-described Board certification the Institution may purchase performing assets in the form of mortgage and consumer loans, subject to safety and soundness and compliance with all applicable laws, regulations and regulatory guidance. In any event, the OTS may not extend the time for review beyond forty five (45) days of submission of the Board certification.

     B. The Institution shall not purchase non-performing assets ("NPAs") (i.e., non-accrual loans, loans that are at least 90 days delinquent but still accruing interest); any loan that is past maturity, or REO (including, but not limited to, any loan which is in-substance foreclosure, any loan where the lender has taken a deed in lieu of foreclosure) until such time as the Institution is rated a composite "3" rating according to the Uniform Financial Institutions Rating System. This prohibition shall remain in place, regardless of the Institution's composite rating, if the Institution is not in compliance with the capital requirement imposed by Section 1 of this Order. For purposes of compliance with this section, the Institution may rely on the most recent due diligence material made available to it in determining whether any asset is non-performing within the meaning of this Section.

     C. At no time shall the Institution purchase NPAs if the result thereof would cause total NPAs to exceed thirty percent (30.0%) of total assets.

     D. By November 30, 1997 (for calendar quarter ending September 30, 1997), and within sixty (60) days following the end of each calendar quarter thereafter, the Institution shall compare

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the results of its profitability model with the performance of the Institution's purchased asset portfolios, and submit written results of such review to the OTS.

                    3.  ALLOWANCE FOR LOAN AND LEASE LOSSES

     By November 30, 1997 (for calendar quarter ending September 30, 1997), and within sixty (60) days following the end of each calendar quarter thereafter, the Institution shall submit to the OTS a written report detailing its progress in implementing the Allowance for Loan and Lease Losses ("ALLL") policy (submitted to OTS pursuant to (P)2(b) of the Order to Cease and Desist dated November 18, 1996 (OTS Order No. SF-96-014)) (hereafter "the previous C&D Order"), and the results of its reserve analysis for the preceding calendar quarter.

                           4.   INTERNAL ASSET REVIEW

     The Board shall at all times maintain an effective Internal Asset Review ("IAR") System that provides for adequate internal controls to ensure that management timely reviews and classifies assets pursuant to the IAR Policy (submitted to OTS pursuant to (P)2(a)(i) of the previous C&D Order).

                  5.   COMPLIANCE WITH POLICIES AND PROCEDURES

     A. The Institution shall at all times fully comply with all Policies and Procedures submitted to OTS pursuant to the previous C&D Order, as supplemented or amended on a basis consistent with (P)5(C) of this Order. By November 30, 1997 (for calendar quarter ending September 30, 1997), and within sixty (60) days following the end of each calendar quarter thereafter, the Board

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shall report in writing to the OTS any violations of Policies and Procedures that occurred during the preceding quarter, together with an explanation as to what, in the opinion of the Board, caused or contributed to the act(s) or practice(s) constituting such violation, and what, if any, corrective action the Institution has undertaken.

     B. Management shall adopt adequate internal controls to ensure that the Institution adheres to all of the policies and procedures submitted to the OTS pursuant to the previous C&D Order, as supplemented or amended on a basis consistent with (P)5(C) of this Order.

     C. The Institution shall document and provide written notice to the OTS of any modifications, revisions, or amendments to approved policies and procedures, and the rationale for any such changes.

                       6.   COMPLIANCE WITH BUSINESS PLAN

     The Institution shall operate pursuant to a Board-approved Business Plan. By November 30, 1997 (for calendar quarter ending September 30, 1997), and within sixty (60) days following the end of each calendar quarter thereafter, the Board shall report in writing to the OTS any variances from the Business Plan that occurred during the preceding quarter, showing actual and planned results, and explaining any variances greater than five percent (5 %). The Board shall submit to the OTS any updates or modifications to the Business Plan, as they may periodically occur.

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                       7.  INTEREST RATE RISK MONITORING

     A. By no later than November 30, 1997, the Board shall submit to the OTS a written plan to develop or obtain the internal expertise and resources necessary to measure, monitor, and model the Institution's net interest income ("NII") and net portfolio value ("NPV") ("the IRR Plan"). Management shall make a written determination of the expected impact of proposed transactions on the Institution's capital levels, NII, and NPV prior to entering into any such transaction.

     B. By November 30, 1997 (for calendar quarter ending September 30, 1997), and within sixty (60) days following the end of each calendar quarter thereafter, and continuing quarterly thereafter until the Board certifies in writing to the OTS that the IRR Plan is fully implemented, the Board shall report in writing to the OTS its progress in implementing the IRR Plan during the preceding quarter.

                        8.  TRANSACTIONS WITH AFFILIATES

     A. The Institution shall comply with all statutory and regulatory requirements pertaining to transactions with affiliates ("TWA"), as set forth in all applicable law, regulations and regulatory guidance.

     B.   (i) By November 30, 1997 (for calendar quarter ending September 30,
1997), the Institution shall review and analyze the terms of all existing loan servicing or other agreements with affiliates, or any other activities falling within the proscriptions regarding TWA, to confirm that such agreements comply with this Order and that the Institution has formal written agreements with respect to all transactions with affiliates, and summarize its findings in writing. Further, by said

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date, the Institution shall confirm in writing to the OTS that its files contain current and adequate documentation and analysis to support compliance with this Order.

          (ii) Thereafter, within sixty (60) days following the end of each calendar quarter, the Institution shall review and analyze the terms of all loan servicing or other agreements with affiliates, or any other activities falling within the proscriptions regarding TWA, which were entered into or initiated during the preceding quarter, to confirm that such agreements comply with this Order, and that the Institution has formal written agreements with respect to all transactions with affiliates, and summarize its findings in writing. Further, by said date(s), the Institution shall confirm in writing to the OTS that its files contain current and adequate documentation and analysis to support compliance with this Order.

                                 9.  COMPLIANCE

     A.     By November 30, 1997 (for calendar quarter ending September 30,
1997), and within sixty (60) days following the end of each calendar quarter thereafter, the Institution shall review and analyze the loan servicing policies, procedures and practices of the Institution and its loan servicing affiliates to confirm that the Institution's practices are consistent with all laws (including, but not limited to, the Real Estate Settlement Procedures Act ("RESPA")), regulations and OTS or other regulatory agency policy statements. The written results of such review (including descriptions of non-compliance, if any, and corrective action, if any, taken with respect thereto) shall be permanently maintained in the Institution's records for periodic review by OTS compliance examiners.

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     B.   The Institution shall maintain adequate internal controls (including, but not limited to, a compliance audit program) and resources (including, but not limited to, maintenance of experienced personnel with the expertise necessary to monitor the servicing of the Institution's loans) in order to ensure compliance with all laws, regulations, and OTS or other regulatory agency policy statements relating to loan servicing operations.

     C. Management of the Institution shall monitor the performance of all affiliates that service loans for the Institution and ensure that they maintain the following:

          1. A program for periodically validating the accuracy and integrity of the loan servicing system, loan data, and interest rate calculations;

          2. A program for monitoring loan servicing to ensure that affiliates service loans according to the interest rate and payment change terms of their respective agreements; and,

          3. A program for post-purchase quality controls to ensure compliance with all applicable regulatory requirements and to verify the principal balance due with respect to each purchased loan it services based upon the express written terms of the loan agreement and all available payment history information.

     D. The Institution shall perform competent and meaningful due diligence with respect to the accuracy of the servicing of any new loans it purchases either prior to acquisition, or within the "charge-back" period after such purchase.

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                 10.  ADEQUATE BOOKS, RECORDS AND RECORDKEEPING

     In accordance with 12 C.F.R. (S) 563.170(c), the Institution shall at all times maintain adequate books and records, and recordkeeping, to enable management, outside auditors, and bank regulators to adequately and timely review the Institution's operations and activities.

                       11.  RESTRICTIONS ON ASSET GROWTH

     The Institution's total assets shall not exceed $145,000,000 during any quarter, unless any such increase is an amount representing the total net interest credited on deposit liabilities earned during that quarter, plus any increase permitted under this clause in a prior quarter.

                       12.  BANKCARD MERCHANT OPERATIONS

     A. By November 30, 1997, the Board shall submit to the OTS a BankCard Plan ("the BankCard Plan") to correct the deficiencies in the Institution's BankCard merchant operations as noted in the OTS Report of Examination dated March 3, 1997. The BankCard Plan shall: (1) establish a method by which the Institution will estimate the appropriate level of reserves for its BankCard operations, which method shall require the Institution's management to consider historical losses, economic conditions, and any other relevant factors that may affect the credit risk of the Institution's BankCard operations; (2) establish adequate internal controls to ensure that management and the Institution comply with the BankCard Plan; (3) create an overdraft policy that requires timely recognition of overdraft losses and identifies those Institution employees with authority to approve BankCard merchant overdrafts; and (4) ensure that the Institution complies with all applicable statutes and regulations, in particular, Regulation Q, 12 C.F.R. Part 217.

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     B.   Thereafter, the Institution shall at all times comply with the
BankCard Plan. Within sixty (60) days following the end of each calendar quarter, the Board shall report in writing to the OTS any variances from the BankCard Plan that occurred during the preceding quarter, together with an explanation as to what, in the opinion of the Board, caused or contributed to the act(s) or practice(s) constituting such variance, and what, if any, corrective action the Institution has undertaken.

                          13.  ADDITIONS TO THE BOARD

     A. The Board shall include at least two (2) additional new outside directors with specific financial institution industry experience. The new outside directors should have no family or business relationship with affiliates of the Institution, its holding company or institution-affiliated parties, except as provided in (P)13 (B). The Board shall use its best efforts to submit required Notices of the Institution's proposed new members to the Board to the OTS within forty five (45) days of the date of this Order.

     B. Because the Institution shares a common holding company with Girard Savings Bank, F.S.B. ("Girard"), the additional new outside directors may also simultaneously serve as directors of Girard.

                          14.  DIRECTOR RESPONSIBILITY

     Notwithstanding the requirements of this Order that the Board submit various matters to the OTS for approval or non-objection, such regulatory oversight does not derogate or supplant each individual director's continuing fiduciary duties to the Institution, its shareholders, depositors and

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the insurance fund. The Board shall have the ultimate responsibility for overseeing the safe and sound operation of the Institution at all times, including compliance with the determinations of the OTS as required by this Order.

                           15.  COMPLIANCE WITH ORDER

     A. The Board and the officers of the Institution shall take immediate action to cause the Institution to comply with the terms of this Order and shall take all actions necessary or appropriate thereafter to cause the Institution to continue to comply with this Order.

     B. The Board, on a quarterly basis, shall adopt a Board resolution (the "Compliance Resolution") formally resolving that, following a diligent inquiry of relevant financial information (including reports of management), to the best of its knowledge and belief, during the immediate preceding quarter, the Institution complied with each provision of this Order, except as otherwise stated. The Compliance Resolution shall: (1) specify in detail how, if at all, full compliance was not found to exist; and (2) identify all notices of exemption issued by the OTS that were outstanding as of the date of its adoption.

     C. The minutes of the meetings of the Board shall set forth the following information with respect to the adoption of the Compliance Resolution: (1) the identity of each director voting in favor its adoption; (2) the identity of each director voting in opposition to its adoption or abstaining from voting thereon, setting forth each such director's reasons for opposing or abstaining.

     D. By November 30, 1997 (for calendar quarter ending September 30, 1997), and within sixty (60) days following the end of each calendar quarter thereafter, the Institution shall provide to

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the OTS a certified true copy of the Compliance Resolution adopted at the Board meeting. The Board, by virtue of the Institution's submission of a certified true copy of each such Compliance Resolution to the OTS, shall be deemed to have certified to the accuracy of the statements set forth in each Compliance Resolution, except as provided below. In the event that one or more directors do not agree with the representations set forth in the Compliance Resolution, such disagreement shall be noted in the minutes of the Institution.

     E. The Board shall promptly respond to any request from the OTS for documents that the OTS reasonably requests to demonstrate compliance with this Order.

                                16.  DEFINITIONS

     All technical words or terms used in this Order, and the Stipulation, for which meanings are not specified or otherwise provided by the provisions of this Order shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, the Home Owners' Loan Act ("HOLA"), FDIA, or OTS publications. Any such technical words or terms used in this Order and the Stipulation and undefined in the Code of Federal Regulations, HOLA, FDIA, or OTS publications shall have meanings that are in accordance with the best custom and usage in the savings and loan industry.

           17.  SUCCESSOR STATUTES, REGULATIONS, GUIDANCE, AMENDMENTS

     Reference in this Order and Stipulation to provisions of statutes, regulations, OTS publications and regulatory guidance shall be deemed to include references to all amendments to

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such provisions as have been made as of the date of this Order and references to successor provisions as they become applicable.

                                  18.  NOTICES

     A. Except as otherwise provided herein, any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by the Order to be made upon, given or furnished to, delivered to, or filed with the OTS or the Institution shall be in writing and mailed, first class or overnight courier, or by facsimile transmission, or physically delivered, and addressed as follows:

OTS:
----

Office of Thrift Supervision
Attn:  Timothy J. Lane, Assistant Regional Director
18300 Von Karman Avenue, Suite 800
Irvine, CA 92612-1057

The Institution:
----------------

First Bank of Beverly Hills, F.S.B.
P.O. Box 1419
Portland, OR 97207-1419


     B. Notices hereunder shall be effective upon receipt, if by mail, overnight delivery service of facsimile, and upon delivery, if by physical delivery. If there is a dispute about the date on which a written notice has been received by a party to this Order, then, in the event such notice was sent by the U.S. mail, there shall be a presumption that the notice was received two
(2) business days after the date of the postmark on the envelope in which the notice was enclosed.

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               19.  DURATION, TERMINATION OR SUSPENSION OF ORDER

     A. This Order shall: (1) become effective upon its execution by the OTS, acting through its authorized representative whose signature appears below; and
(2) remain in effect until terminated, modified or suspended in writing by the OTS, acting through its Director or Regional Director (including any authorized designee thereof).

     B. The Regional Director of the OTS, in his or her sole discretion, may, by written notice, suspend, modify, or terminate any or all provisions of this Order.

                                20.  TIME LIMITS

     Time limitations for compliance with the terms of this Order run from the Effective Date, unless otherwise noted.

                            21.  EFFECT OF HEADINGS

     The section headings herein are for convenience only and shall not affect the construction hereof.

                            22.  SEPARABILITY CLAUSE

     In case any provision of this Order is ruled to be invalid, illegal, or unenforceable by the decision of any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director, in his or her sole discretion, determines otherwise.

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             23.  NO VIOLATIONS OF LAW, RULE, REGULATION, OR POLICY
                    STATEMENT AUTHORIZED; OTS NOT RESTRICTED


     Nothing in this Order shall be construed as: (1) allowing the Institution to violate any law, rule, regulation, or policy statement to which it is subject; or (2) restricting or estopping the OTS from taking any action(s) that it deems appropriate in fulfilling the responsibilities placed upon it by law.

                      24.  SUCCESSORS IN INTEREST/BENEFIT

     The terms and provisions of this Order shall be binding upon and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Order, express or implied, shall give to any person or entity, other than the parties hereto, and the Federal Deposit Insurance Corporation, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Order.

                        25.  PRIOR ENFORCEMENT DOCUMENT

     The previous C&D Order is hereby terminated. This Order supersedes all prior enforcement orders; however, this shall not be construed as a waiver of any rights or remedies of the OTS with respect to any violations of law, regulation or administrative orders occurring prior to the issuance of this Order.

                         OFFICE OF THRIFT SUPERVISION


                         By:            /s/
                            ---------------------------------
                              CHARLES A. DEARDORFF
                              Regional Director

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